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                                    May 26, 1998


Mail-Well, Inc.
23 Inverness Way, Suite 160
Englewood, Colorado 80112


Ladies and Gentlemen:

    You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") which is expected to be filed by Mail-Well, Inc. (the "Company") on or about May 26, 1998, with respect to the offer and sale of 143,330 shares of common stock, $0.01 par value, issued pursuant to an Acquisition Agreement and Plan of Merger dated April 25, 1998 between the Company, Century Index Corporation and the former shareholders of Century, and pursuant to an Acquisition Agreement and Plan of Share Exchange dated April 20, 1998 between the Company and South Press, Inc., as described in the Registration Statement.

    We have reviewed such corporate documents and have made such investigation of Colorado law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion that the shares referred to above have been duly authorized and issued, and are fully paid and nonassessable.

    We consent to the use by Mail-Well, Inc. (the "Company") in the Company's Form S-3 Registration Statement to be filed on or about May 26, 1998, of our name and the statement with respect to our firm under the heading of "Legal Matters" in the Registration Statement.

                    Sincerely yours,

                    ROTHGERBER JOHNSON & LYONS LLP